Exhibit 4.15
State of Delaware
Secretary of State
Division of Corporations
Delivered 04:33 PM 02/12/2009
FILED 04:25 PM 02/12/2009
SRV 090136157 - 4617436 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SILVAGAS CORPORATION
     SilvaGas Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
     1. The original Certificate of Incorporation was filed with the Secretary of State on October 29, 2008, under the name of SilvaGas Corporation.
     2. The following Amended and Restated Certificate of Incorporation was duly proposed by the corporation’s Board of Directors and duly adopted pursuant to the applicable provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware.
     3. The following Amended and Restated Certificate of Incorporation was duly adopted by the holders of all of shares entitled to vote thereon pursuant to the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
Article I.
     The name of the corporation is SilvaGas Corporation (the “Corporation”).
Article II.
     The purpose of the Corporation is pecuniary gain and profit, and the general nature of the business or businesses to be transacted shall be to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Delaware; and to have all the rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Delaware.
Article III.
     The total number of shares of all classes which the Corporation shall have authority to issue is 5,000 shares, consisting of 5,000 shares of Common Stock, $0.01 par value (“Common Stock”).
     Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. The holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor. These shares of Common Stock are entitled to receive the net assets of the Corporation upon dissolution subject to the rights, if any, of shares of Preferred Stock of the Corporation.
Article IV.
     The address of the Corporation’s registered office is 615 S. Dupont Highway, in the City of Dover, County of Kent; and its registered agent at such address is Capitol Services, Inc,
Article V.
     To the fullest extent that the Delaware General Corporation Law, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Article VI.
     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the Corporation or its stockholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
     IN WITNESS WHEREOF, the undersigned, a duly authorized office of the Corporation, has executed this Amended and Restated Certificate of Incorporation as of the 12th day of February, 2009.

/s/ Milton C. Farris
Milton C. Farris
President and Chief Executive Officer

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